Exhibit 16.1
June 29, 2006
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561
Dear Sirs/Madams:
We have read Item 4.01(a) of Calavo Growers, Inc.’s Form 8-K dated June 28, 2006, and have the following comments:
1.	We agree with the statements made in the first sentence of paragraph 1 and the statements made in paragraphs 2, 3, 4, and 5.

2.	We have no basis on which to agree or disagree with the statements made in the second sentence of paragraph 1.
Yours truly,
/s/ Deloitte and Touche LLP